CONTACT: Investor Relations (918) 742-1888

         ST. JOSEPH, INC. REPORTS THAT IT HAS SIGNED A LETTER OF INTENT
                           TO ACQUIRE INTELLAMED, INC.


FOR IMMEDIATE RELEASE
TULSA, Oklahoma- April 4, 2006- St. Joseph, Inc. OTCBB: STJO announced today that President, John H. Simmons has signed a non-binding letter of intent to acquire Intellamed, Inc., a private company, as a wholly owned subsidiary. Intellamed is a Texas based medical asset management company whose medical services and equipment divisions facilitate the procurement and support of medical equipment to over 3600 healthcare facilities throughout the United States. The acquisition is subject to customary due diligence, approval by the Board of Directors, and the execution of a definitive agreement.

Simmons stated, "The acquisition of Intellamed coincides with St. Joseph's vision to increase shareholder value." Simmons continued "There is an enormous amount of synergy between Intellamed and St. Joseph. With this acquisition, our medical staffing subsidiary, Staf*Med Global, Inc. will benefit from the network of healthcare facilities which Intellamed has established throughout their distinguished 18 year history. St. Joseph will further benefit by providing human resource services for Intellamed's 140 employees and other selected Intellamed clients."

Simmons further stated, "The required due diligence including an audit of Intellamed's books and records has commenced and we plan to move forward as expeditiously as possible."

Dr. David Hickson, CEO of Intellamed stated, "We are extremely excited about the union of our two organizations and the growth we anticipate as a result of becoming a public company. Intellamed has been instrumental in saving money for healthcare systems since our inception. With the addition of St. Joseph and its subsidiaries, we will be able to expand our platform and provide our associates with a higher level of service."

About St. Joseph, Inc.
Headquartered in Tulsa, Oklahoma, St. Joseph is a holding company owning subsidiaries engaged primarily in the staffing industry. The cornerstone of St. Joseph, is Staf*Tek Services, Inc., which has an unparalleled 26 year history of staffing excellence in the information technology arena. St. Joseph's newest subsidiary, Staf*Med Global, Inc. focuses on the rapidly growing medical staffing industry. To receive dissemination of St. Joseph news register your email address with the company at sji@stjosephinc.com . More information about St. Joseph, Inc. is available at http://www.stjosephinc.com.

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About Intellamed
Located in Bryan, Texas, Intellamed is a full service medical equipment asset management company with offices in Texas, Arkansas, Pennsylvania, Missouri and Washington. Intellamed provides resources for the procurement, support, and final disposition of medical capital equipment for the Healthcare industry. Their on-line auction site, Auctionmart(TM) (www.auctionmart.com ) as well as the Request for Proposal (Med-RFP(R)) service for the purchasing new and remanufactured equipment, have become the industry leaders in medical equipment disposition and procurement. For over 18 years, Intellamed's Biomedical and Imaging Group has worked to keep hospitals running efficiently and profitably. For additional information about Intellamed visit www.intellamed.com.

This press release consists of forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

St. Joseph Contact:

Mark Johnson
Investor Relations
mark@stjosephinc.com
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St. Joseph, Inc.
4870 South Lewis, Suite 250
Tulsa, OK 74105 877-742-1888
www.stjosephinc.com
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Intellamed Contact:

Scott Mears
Director of Marketing
scott.mears@intellamed.com
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Intellamed, Inc.
1716 Briarcrest Dr., Suite 800
Bryan, TX 77802
Phone: 979-260-8966 Ext 111
www.intellamed.com
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